UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended June 30, 2025

Worthy Wealth Senior Living, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:	024-12578

Georgia	33-2491661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11175 Cicero Dr. Suite 100 Alpharetta, GA	30022
(Address of principal executive office)	(Zip Code)

(678) 646-6791

(Registrant’s telephone number, including area code)

Worthy Wealth Senior Living

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should thoroughly read this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Item 1.	Business.

Overview

We are a newly formed company and to date our activities have involved the organization of our Company. We are a wholly owned subsidiary of Worthy Wealth, Inc. (“WWI”) which utilizes a fintech platform and mobile app (the “Worthy Wealth App”) that allows its users to digitally purchase “SL Preferred Shares.” Purchases can be made in several ways including by rounding up the users’ debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase SL Preferred Shares from the Company. WWI also owns its proprietary website allowing direct purchases of SL Preferred Shares (collectively the “Worthy Fintech Platform”).

We are an early stage company with no operating history. Our business model is centered primarily around making investments in existing, yet underperforming, senior living facilities. It is anticipated that we will partner in such investments with one or more owner operators of senior living facilities in newly acquired senior living facilities, with the goal of utilizing investment funds to improve said facilities, both operationally and through capex expenditures. It is anticipated that each investment will be through a single purpose entity dedicated to the specific senior home facility or facilities, that each such investment will be fully secured by a recorded second mortgage, tenant in common interest, or other direct interest in the underlying real estate, and that the investment properties will be sold approximately 3 to 5 years after investment. The Company has been in discussions with several such owner operators that are seeking investments in their various projects. As of June 30, 2025, the Company has not entered into any binding agreements with any such owner operators. We anticipate that (i) at least 95% of our assets will consist of such investments, and (ii) up to 5% of our assets will be allocated for working capital and for general corporate purposes, including the reimbursement amounts due under the Management Services Agreement with WWMI. The proceeds from the sale of SL Preferred Shares in the offering will provide the capital for these activities.

Our parent company, WWI, was formed as a Georgia corporation on July 11, 2023.

On December 3, 2024, the Company was formed as a Georgia corporation and granted 100 shares of its $0.001 per share par value common stock in exchange for $100 to WWI. WWI is the sole shareholder of the Company’s common stock.

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Up to (i) 7,487,500 of our SL Preferred Shares, with an aggregate principal amount of $74,875,000, will be offered for cash; and (ii) up to 12,500 of our SL Preferred Shares, with an aggregate principal amount of $125,000, will be offered under our SL Referral Program (as described below) for eligible recipients (not for cash).

We have also created the SL Referral Program (the “SL Referral Program”) to provide individuals the opportunity to receive free SL Preferred Shares as a thank you (a “Referral Share”). To be eligible to receive a Referral Share, an investor in SL Preferred Shares need only refer a prospective new investor to open an account with us pursuant to our standard account opening process (each a “Referrer”). Each such prospective new investor, as referred by a Referrer, who completes the account opening process pursuant to our standard account opening procedures will also receive a Referral Share (each a “Referree”). A maximum of 50 Referral Shares may be issued to any Referrer or Referree in any calendar year. The foregoing terms of the SL Referral Program are listed in detail on a link on the Company’s website.

The SL Referral Program is active as of the date hereof, and will remain active until all $125,000 of Referral Shares have been issued thereunder.

The SL Referral Program is currently available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are at least 18 years of age. We may later allow foreign residents to join the SL Referral Program, which may depend upon your country of residence and other factors as we determine in our discretion.

To the extent that the Company’s officers and directors make any communications in connection with this annual report they intend to conduct such efforts in accordance with an exemption from registration contained in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, none of them is required to register as a broker-dealer. See “Plan of Distribution” in this Annual Report.

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Organizational Structure:

The following reflects the current organization structure of WWI:

THE WORTHY WEALTH COMPANIES

The SL Preferred Shares

●	are priced at $10.00 each and have a stated value of $10.00 each;

●	have no maturity date, can be called by the Company in certain circumstances, but cannot be redeemed at the option of the holder;

●	have no sinking fund;

●	shall accrue dividends at the rate of 5% APY for the first 36 months, and thereafter at 7% APY, on the stated value thereof;

●	in no event will the foregoing dividend rates payable on SL Preferred Shares reduce below 5% APY (or 7% APY after 36 months);

●	any increases to dividend rates payable will need to be approved by the Company and the holders of SL Preferred Shares, and will be effected through the filing of a post qualification amendment or supplement, as applicable, to the Worthy Wealth Senior Living Form 1-A;

●	the initial dividends will be payable on the one year anniversary of the issuance date of the first SL Preferred Share issued in this annual report, and thereafter shall be payable quarterly, in arrears;

●	upon every sale or refinancing of an investment by the Company in a real estate project involving a senior living facility (a “Sale Transaction”), the Company shall, within 30 days after the end of the calendar quarter in which such Sale Transaction occurred, redeem (a “Redemption”) that number of SL Preferred Shares, pro-rata among all holders thereof, equal to the Company’s total initial investment amount in the underlying investment, divided by the stated value of the SL Preferred Shares ($10 per share), for a per share redemption price equal to the stated value of each such redeemed SL Preferred Shares ($10 per share), plus any accrued and unpaid dividends thereon, plus a pro-rata distribution among such redeemed SL Preferred Shares of 60% of the operating profit of the Company, as set forth in the Company’s audited financial statements, derived from such Sale Transaction (the “Redemption Price”);

●	are transferable;

●	have no voting rights except as required by law;

●	are not convertible into or exchangeable for any other property or securities of the Company; and

●	are unsecured.

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Marketing

Our SL Preferred Shares will be primarily marketed through our website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral. Any such marketing operations, as well as customer service operations related to equity sales, will be based out of our principal office in Alpharetta, GA.

Operations – Management Services Agreement with Worthy Wealth Management, Inc.

In February 2025, we entered into the Management Services Agreement with WWMI. WWMI was established on Feb 7, 2024 as part of the internal reorganization of the operations of our parent, WWI. This operational restructure was undertaken as a cost-sharing effort to more efficiently utilize personnel throughout the Worthy group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by WWMI.

Under the terms of the Management Services Agreement, WWMI agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, as well as other common expenses of the Worthy group of companies, subject to such written direction provided by the Company to WWMI.

Pursuant to the Management Services Agreement, the Company agreed to reimburse WWMI for the costs incurred by WWMI in paying for the staff and office expenses for the Company as well as other common expenses of the Worthy group of companies under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse WWMI under the Management Services Agreement. The reimbursement amounts payable to WWMI by the Company will accrue until the Company can make reimbursement payments to WWMI from the proceeds of this Annual Report allocated to working capital.

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by WWMI in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by WWMI based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by WWMI in paying for the staff and office expenses for the Company under the Management Services Agreement and as WWMI has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by WWMI.

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There will be no fees under the Management Services Agreement.

The initial term of the Management Services Agreement will end in February 2028, unless automatically renewed for successive one year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For additional information please see the Management Services Agreement, which is an exhibit to this Annual Report.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Management Services Agreement with WWMI for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Executive Offices

Our principal office is located in Alpharetta, Georgia. It is anticipated that WWMI will make future payments under the principal office lease, as well as potentially providing other office space to us, in each case under the terms of the Management Services Agreement described above. As described therein, we will reimburse WWMI a to-be-determined portion of the total office expenses associated with office space. This amount has not been determined as of the date of this annual report.

Competition

We compete with other companies that invest in and lend to owner operators and developers in the real estate industry. These companies include owner operators, lenders, and public and private investors. We seek to, but may not be able to effectively compete with such competitors.

No Public Market

Although under Regulation A the SL Preferred Shares are not restricted, SL Preferred Shares are still highly illiquid securities. No public market has developed nor is expected to develop for SL Preferred Shares, and we do not intend to list SL Preferred Shares on a national securities exchange or interdealer quotational system. You should be prepared to hold your SL Preferred Shares as SL Preferred Shares are expected to be highly illiquid investments.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of this annual report;

●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we will be an “emerging growth company” upon completion of this annual report and could remain an “emerging growth company” until as late as February 1, 2028.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 7. These risks include, but are not limited to the following:

●	We are an early-stage startup with no operating history, and we may never become profitable;

●	Absent any additional financing or advances from our parent company, other than the sale of the SL Preferred Shares, we may be unable to meet our operating expenses;

●	In addition to the sale of the SL Preferred Shares, it is possible that at times we may be dependent on advances from our parent company, which has acknowledged its intent to provide such advances, in order to meet our operating expenses;

●	The amount of dividends payable to holders of SL Preferred Shares at a given time may exceed the amount of funds we have legally available to make such payments which may result in a delay in repayment or loss of investment to the holders;

●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;

●	We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment;

●	Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market;

●	Competition in our industry is intense;

●	Holders of SL Preferred Shares are exposed to the credit risk of our company;

●	There has been no public market for SL Preferred Shares and none is expected to develop; and

●	We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited financial statements for the period from December 3, 2024 (inception) to June 30, 2025.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

We will primarily be lending to sub-prime real estate borrowers. Our borrowers may be likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

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There can be no assurance that economic conditions will remain favorable for our business or that demand for real estate mortgage loans or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified borrowers apply for loans, our growth and revenue would be negatively impacted.

We have limited experience in managing real estate investments or developing real estate projects.

If the borrower is unable to repay its obligations under a loan from us, we may foreclose on the real estate property. Although we will seek out purchasers for the property, we or experienced third parties engaged by us may have to take an active role in the management of the real estate or the project. Prospective investors should consider that the members of our management have limited experience in managing real estate or developing real estate projects. No assurances can be given that we or third parties engaged by us can manage real estate or operate real estate projects profitably.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by Worthy Management, Inc., a wholly owned subsidiary of our parent company.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Worsening economic conditions may result in decreased demand for investments and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the real estate development industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include defaults by senior living facility operators and developers, general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

There can be no assurance that economic conditions will remain favorable for our business or that demand for investments in which we participate will remain at current levels. Reduced demand for investments would negatively impact our growth and revenue. Further, if an insufficient number of qualified senior living facility operators and developers seek our investments, our growth and revenue would be negatively impacted.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve senior living facility operators and developers could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by Worthy Wealth Management, Inc., a wholly owned subsidiary of our parent company (“WWMI”) under a Management Services Agreement. Please see “Operations – Management Services Agreement with Worthy Wealth Management, Inc.” for a detailed description of the Management Services Agreement.

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We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to senior living facility operators and developers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, offer more attractive pricing or other terms and establish more relationships than us.

Risks Related to Senior Living Facilities Market

An economic downturn or decline in economic conditions could adversely affect our business and our results of operations.

Demand for senior living facilities is sensitive to economic changes driven by conditions such as employment levels, job growth, consumer confidence, inflation and interest rates. If the senior living facility industry suffers a downturn, the ability of our partners to own, operate, and improve facilities in which we invest may decline which could have a material adverse effect on our profitability, ability to service our debt obligations and future cash flows.

Diminished consumer confidence, whether generally or as to residing in a senior living facility, can negatively impact our business operations.

Consumers may be reluctant to purchase a home or otherwise reside in a senior living community, compared to other alternatives (such as renting apartments or homes, or remaining in their existing home, or living with relatives) due to location or lifestyle preferences, affordability and residence selling price perceptions (particularly in markets that experienced rapid price appreciation), employment instability or otherwise. Consumers may also decide not to search for a senior living facility, or cancel their existing contracts, due to economic or personal financial uncertainty. The combination of sharply higher mortgage interest rates since early 2022, several years of rising housing prices, volatility across financial markets, elevated inflation and various other macroeconomic and geopolitical concerns have weighed on consumer budgets and confidence. With housing affordability at an all-time low in July 2023, these conditions are expected to remain. In that we partner with senior living facility operators and developers, any downturn in the development and operations of such facilities could adversely affect our profitability, ability to service our debt obligations and future cash flows.

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Risks Related to Our Company

We are an early-stage startup with no operating history, and we may never become profitable.

We expect to be profitable in the near term, but there can be no guarantees. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited financial statements for the period from December 3, 2024 (inception) to June 30, 2025.

We are an early-stage startup with no operating history, and we may never become profitable. Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph in their opinion on our audited financial statements for the period from December 3, 2024 (inception) to June 30, 2025, that states that there is a substantial doubt about our ability to continue as a going concern. The accompanying financial statements have been prepared assuming that we will continue as a going concern. There is substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. No assurances can be given that we will achieve success in selling the SL Preferred Shares.

If we do not raise sufficient funds in the offering and our parent company declines to make advances to us we won’t be able to fully implement our business plan.

We have not generated any revenues to date and we are dependent on the proceeds from the offering to provide funds to implement our business model. The uncertainty of the amount of SL Preferred Shares that we will sell, and the timing of such sales, makes it difficult to predict our planned operations. Until sufficient proceeds have been received by us from the sale of SL Preferred Shares we will rely on advances from our parent as to which we have no assurances. WWI is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in the offering. If we do not raise sufficient funds in the offering and if our parent company declines to make advances to us we won’t be able to implement our business plan, and will either have to modify our business plan or potentially cease operations altogether, in which case we would wind down the Company’s investments in an orderly fashion to maximize the Company’s ability to meet any then outstanding obligations, including those related to outstanding SL Preferred Shares.

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The amount of payments of dividends to holders of SL Preferred Shares at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor dividends to holders of SL Preferred Shares. Such repayment, however, is subject to the then-current liquidity of the Company.

If the information provided by senior living facility operators and developers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive an investment, and our operating results may be harmed.

Although a significant part of our investment decisions is based on information provided to us by investment applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential senior living facility operators and developers do not adequately identify potential risks, the risk profile of such senior living facility operators and developers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our investments and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

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Our ability to protect the confidential information of our senior living facility operators and developers may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our senior living facility operators and developers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential senior living facility operators and developers and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with senior living facility operators and developers could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause senior living facility operators and developers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose senior living facility operators and developers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on our investments, reduce the attractiveness of our marketplace and result in a loss of senior living facility operators and developers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make investments available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing senior living facility operators and developers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our senior living facility operators and developers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the investments, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause senior living facility operators and developers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our systems that automate the servicing of our investment portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of investment losses are not adequate to absorb actual losses, our provision for investments losses would increase, which would adversely affect our results of operations.

We maintain an allowance for investment losses. To estimate the appropriate level of allowance for investment losses, we consider known and relevant internal and external factors that affect investment collectability, including the total amount of investment receivables outstanding, historical investment receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for investment losses, our provision may be inadequate. Our allowance for investment losses is an estimate, and if actual investment receivable losses are materially greater than our allowance for investment losses, our financial position, liquidity, and results of operations could be adversely affected.

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We will face increasing competition of other investors in senior living facility operators and developers and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that make investments with senior living facility operators and developers. If we are not able to compete effectively with our competitors, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract senior living facility operators and developers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and investment referral sources are not competitive with those paid by our competitors, whether on new investments or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers and directors, Sally Outlaw and Alan Jacobs. Our key personnel have expertise that could not be easily replaced if we were to lose any or all of their services.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. After qualifying this Form 1-A, we will be required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, current reports on Form 1-U, and certain post qualification amendments and supplements.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

Our lack of operating history makes it difficult for you to evaluate this investment.

We are a recently formed entity with no operating history and may not be able to successfully operate our business or achieve our investment objectives. We may not be able to conduct our business as described in our plan of operation.

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We are subject to the risk of fluctuating interest rates, which could harm our planned business operations.

We expect to generate income from the difference between (a) the interest rates we earn on our real estate investments to senior living facility operators and developers, and (b) the dividends we will pay to the holders of SL Preferred Shares. Due to fluctuations in interest rates, we may not be able to charge senior living facility operators and developers an interest rate sufficient for us to generate income, which could harm our planned business operations.

Any Referral Shares you receive as a result of the SL Referral Program could have adverse tax consequences to you.

There is some uncertainty about the appropriate treatment of these Referral Shares for income purposes. If you receive SL Preferred Shares under the SL Referral Program, upon receipt you will generally realize taxable income equal to the fair market value of the SL Preferred Shares. Your participation in the SL Referral Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate, including the acquisition of, and development of, multi-unit housing projects.” The SEC Staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, including the acquisition of, and development of, multi-unit housing projects, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We intend to acquire assets with the proceeds of the offering in satisfaction of such SEC requirements to fall within the exception provided by Section 3(c)(5)(C). Notwithstanding, it is possible that the staff of the SEC could disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

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If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to the Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in the Offering, or at all. In the event that this occurs, the Company would have to immediately terminate the Offering. The unregistered issuance of our securities to the investors pursuant to the Offering would be considered in violation of Section 5 of the Securities Act if there were no other available exemption from registration for this issuance. The securities sold in the Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

In the event that the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section (3)(c)(5)(C) exemption of the Investment Company Act, for any SL Preferred Shares sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in the Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

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Risks Related to SL Preferred Shares and the Offering

The characteristics of the SL Preferred Shares, including dividend payments, no maturity date, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The SL Preferred Shares may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing SL Preferred Shares. The characteristics of the shares, including no maturity date or ability for a holder to request redemption thereof, dividend payment amounts, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The SL Preferred Shares may not be a suitable investment for you based on your ability to withstand a loss of dividends, or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any SL Preferred Shares, you should consider your investment allocation with respect to the amount of your contemplated investment in the SL Preferred Shares in relation to your other investment holdings and the diversity of those holdings.

Holders of SL Preferred Shares are exposed to the credit risk of our company.

If we are unable to make payments required by the terms of the SL Preferred Shares, you will have an unsecured claim against us. SL Preferred Shares are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

There is no public market for SL Preferred Shares, and none is expected to develop.

SL Preferred Shares are newly issued securities. Although under Regulation A the securities are not restricted, SL Preferred Shares are still highly illiquid securities. No public market has developed nor is expected to develop for SL Preferred Shares, and we do not intend to list SL Preferred Shares on a national securities exchange or interdealer quotational system. You should be prepared to hold your SL Preferred Shares as SL Preferred Shares are expected to be highly illiquid investments.

Holders of the SL Preferred Shares will have no voting rights.

Holders of the SL Preferred Shares will have no voting rights and therefore will have no ability to control the Company, subject to very limited voting rights under applicable law and the Company’s Articles of Incorporation, as amended. Other than the foregoing, the SL Preferred Shares do not carry any voting rights and therefore the holders of the SL Preferred Shares will not be able to vote on any matters regarding the operation of the Company.

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There is a risk that the Worthy Wealth Website will not be able to handle a large number of investors subscribing to the offering.

Although the Worthy Wealth Website has been designed to handle numerous purchase orders and prospective investors, we cannot predict the response of the Worthy Wealth Website to any particular issuance of SL Preferred Shares pursuant to this Annual Report. You should be aware that if a large number of investors try to access the Worthy Wealth Website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to the Worthy Wealth Website, as well as website capacity limits or failures may prevent purchase orders from being received on a timely basis by the Worthy Wealth Website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

There is a risk that the Worthy Wealth Website and the Worthy Wealth App may be hacked.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from senior living facility operators and developers and purchasers of the SL Preferred Shares and services on the Worthy Wealth Website and the Worthy Wealth App. There is a risk that the Worthy Wealth Website and the Worthy Wealth App may be hacked. SL Preferred Shares will be issued by computer-generated program on our website. The SL Preferred Shares will be stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors, and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would case an adverse effect on our business operations and will jeopardize the privacy of our users date, and can lead to us having to cease operations altogether.

The SL Preferred Share Holders may be subject to third party fees.

SL Preferred Share investors are not charged a servicing fee for their investment, but you may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees.

Because the SL Preferred Shares will have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the SL Preferred Shares. We will not contribute funds to a separate account, commonly known as a sinking fund, to make dividend payments on the SL Preferred Shares. The SL Preferred Shares are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the SL Preferred Shares, you will have to rely only on our cash flow from operations and possible funding from WWI, our parent company, for payment. If our cash flow from operations and possible funding from WWI, our parent company, are not sufficient to pay any amounts owed under the SL Preferred Shares, then you may lose all or part of your investment.

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By purchasing SL Preferred Shares in the Offering, unless you opt-out in accordance with the terms of the Worthy Wealth Senior Living Investor Agreement, you are bound by the arbitration provisions contained in our Worthy Wealth Senior Living Investor Agreement to be used for subscriptions in the offering which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

By purchasing shares in the Offering, unless you opt-out in accordance with the terms of the Worthy Wealth Senior Living Investor Agreement, you agree to be bound by the arbitration, jury waiver, and class action waiver provisions contained in Section 13 of our Investor Purchase Agreement to be used for subscriptions on the offering. Pursuant to the terms of the Worthy Wealth Senior Living Investor Agreement, the holders of SL Preferred Shares and the Company will agree to (i) resolve disputes of the holders of SL Preferred Shares through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the Worthy Wealth Senior Living Investor Agreement, if a holder of SL Preferred Shares does not agree to the terms of the arbitration provision, the holder of SL Preferred Shares may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within 30 days of the holder’s first electronic acceptance of the Worthy Wealth Senior Living Investor Agreement. If the opt-out notice is not received within 30 days, the holder of SL Preferred Shares will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Georgia, we believe that the arbitration provision in the Worthy Wealth Senior Living Investor Agreement is enforceable under federal law and the laws of the State of Georgia. Although holders of SL Preferred Shares will be subject to the arbitration provisions of the Worthy Wealth Senior Living Investor Agreement, the arbitration provisions do not preclude holders of SL Preferred Shares from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE WORTHY WEALTH SENIOR LIVING INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF SL PREFERRED SHARES OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WORTHY WEALTH SENIOR LIVING INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The Worthy Wealth Senior Living Investor Agreement provides that, to the extent permitted by law, each party to the Worthy Wealth Senior Living Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our SL Preferred Shares or the Worthy Wealth Senior Living Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The holders of SL Preferred Shares will be subject to these provisions of the Worthy Wealth Senior Living Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE WORTHY WEALTH SENIOR LIVING INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF SL PREFERRED SHARES OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WORTHY WEALTH SENIOR LIVING INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

By purchasing SL Preferred Shares in the Offering, you are bound by the fee-shifting provision contained in our Bylaws, which may discourage you to pursue actions against us.

Section 7.4 of our Bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF SL PREFERRED SHARES OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

OUR BUSINESS

Our History

We were incorporated under the laws of the State of Georgia on December 3, 2024. On December 3, 2024, we granted 100 shares of our $0.001 per share par value common stock in exchange for $100 to WWI. WWI is the sole shareholder of the Company’s common stock.

We are a newly formed company and to date our activities have involved the organization of our Company. We are a wholly owned subsidiary of Worthy Wealth, Inc. (“WWI”) which utilizes a fintech platform and mobile app (the “Worthy Wealth App”) that allows its users to digitally purchase “SL Preferred Shares.” Purchases can be made in several ways including by rounding up the users’ debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase SL Preferred Shares from the Company. WWI also owns its proprietary website allowing direct purchases of SL Preferred Shares (collectively the “Worthy Fintech Platform”).

Our parent company, WWI, was formed as a Georgia corporation on July 11, 2023.

On December 11, 2023, WWI executed the SPA (as amended) to purchase from WFI all of the issued and outstanding equity of Worthy Property Bonds, Inc. (“WPB”), Worthy Property Bonds 2, Inc. (“WPB2”), as well as their two wholly-owned subsidiaries, Worthy Lending V and Worthy Lending VI (collectively the “Target Companies”) (the “Acquisition”). Our offering hereunder may commence prior to the closing of the Acquisition.

Our business model

Our business model is centered primarily around making investments in existing, yet underperforming, senior living facilities. It is anticipated that we will partner in such investments with one or more owner operators of senior living facilities in newly acquired senior living facilities, with the goal of utilizing investment funds to improve said facilities, both operationally and through capex expenditures. It is anticipated that each investment will be through a single purpose entity dedicated to the specific senior home facility or facilities, that each such investment will be fully secured by a recorded second mortgage, tenant in common interest, or other direct interest in the underlying real estate, and that the investment properties will be sold approximately 3 to 5 years after investment. The Company has been in discussions with several such owner operators that are seeking investments in their various projects. As of June 30, 2025, the Company has not entered into any binding agreements with any such owner operators. We anticipate that (i) at least 95% of our assets will consist of such investments, and (ii) up to 5% of our assets will be allocated for working capital and for general corporate purposes, including the reimbursement amounts due under the Management Services Agreement with WWMI. The proceeds from the sale of SL Preferred Shares in the offering will provide the capital for these activities.

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The SL Preferred Shares:

●	are priced at $10.00 each and have a stated value of $10.00 each;

●	have no maturity date, can be called by the Company in certain circumstances, but cannot be redeemed at the option of the holder;

●	have no sinking fund;

●	shall accrue dividends at the rate of 5% APY for the first 36 months, and thereafter at 7% APY, on the stated value thereof;

●	in no event with the foregoing dividend rates payable on SL Preferred Shares reduce below 5% APY (or 7% APY after 36 months);

●	any increases to dividend rates payable will need to be approved by the Company and the holders of SL Preferred Shares, and will be effected through the filing of a post qualification amendment or supplement, as applicable, to the Worthy Wealth Senior Living Form 1-A;

●	the initial dividends will be payable on the one year anniversary of the issuance date of the first SL Preferred Share issued in the offering, and thereafter shall be payable quarterly, in arrears;

●	upon every sale or refinancing of an investment by the Company in a real estate project involving a senior living facility (a “Sale Transaction”), the Company shall, within 30 days after the end of the calendar quarter in which such Sale Transaction occurred, redeem (a “Redemption”) that number of SL Preferred Shares, pro-rata among all holders thereof, equal to the Company’s total initial investment amount in the underlying investment, divided by the stated value of the SL Preferred Shares ($10 per share), for a per share redemption price equal to the stated value of each such redeemed SL Preferred Shares ($10 per share), plus any accrued and unpaid dividends thereon, plus a pro-rata distribution among such redeemed SL Preferred Shares of 60% of the operating profit of the Company, as set forth in the Company’s audited financial statements, derived from such Sale Transaction (the “Redemption Price”);

●	are transferable;

●	have no voting rights except as required by law; and

●	are not convertible into or exchangeable for any other property or securities of the Company; and

●	are unsecured.

We have also created the SL Referral Program (the “SL Referral Program”) to provide individuals the opportunity to receive free SL Preferred Shares as a thank you (a “Referral Share”). To be eligible to receive a Referral Share, an investor in SL Preferred Shares need only refer a prospective new investor to open an account with us pursuant to our standard account opening process (each a “Referrer”). Each such prospective new investor, as referred by a Referrer, who completes the account opening process pursuant to our standard account opening procedures will also receive a Referral Share (each a “Referree”). A maximum of 50 Referral Shares may be issued to any Referrer or Referree in any calendar year. The foregoing terms of the SL Referral Program are listed in detail on a link on the Company’s website.

The SL Referral Program is active as of the date hereof, and will remain active until all $125,000 of Referral Shares have been issued thereunder.

The SL Referral Program is currently available only to U.S. residents (including residents of Puerto Rico), and you may only participate if you are at least 18 years of age. We may later allow foreign residents to join the SL Referral Program, which may depend upon your country of residence and other factors as we determine in our discretion.

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The Company has not yet generated any revenue and has no operating history. Our management has raised substantial doubt about our ability to continue as a going concern based on these conditions and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited financial statements for the period from December 3, 2024 (inception) to June 30, 2025. We expect to generate income from the difference between (a) the interest rates we receive on our real estate investments with senior living facility operators and developers, and (b) the dividends we will pay to the holders of SL Preferred Shares. We also expect to use up to 5% of the proceeds from sales of SL Preferred Shares to provide working capital and general corporate purposes for our company until such time as our revenues are sufficient to pay our operating expenses.

Until sufficient proceeds have been received by us from the sale of SL Preferred Shares in the offering we will rely on advances from our parent as to which we have no assurances. WWI is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in the offering. If we do not raise sufficient funds in the offering or if our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether. We will not be paying back any of the funds advanced to us by WWI and therefore there is no interest rate or maturity associated with such advances.

Liquidity and capital resources

At June 30, 2025, we had cash on hand of $584,623 and working capital of $523,904. We do not have any external sources of capital and are dependent upon advances from WWI to provide funds for our operations until we begin receiving proceeds from the sale of SL Preferred Shares in the offering.

In December of 2024, WWI purchased 100 shares of common stock, par value $0.001 per share, of the Company for $100.

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Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has not yet generated any revenue and has no operating history. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report.

We are dependent on advances from WWI and proceeds from the offering to provide capital for our operations. WWI is not obligated to provide advances to us and there are no assurances that we will be successful in raising proceeds in the offering. The financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of June 20, 2025.

Income Taxes

SL Preferred Shares will receive dividend income. At the end of the calendar year, investors with over $10 of realized dividend income will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

As of June 30, 2025, we had no federal and state income tax expense.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this annual report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

22

Worthy Fintech Platform

WWI has licensed from WFI certain technology underlying the Worthy Wealth App and the Worthy Wealth Website that facilitate the purchase of SL Preferred Shares and provide information on accounts of the Worthy Wealth Senior Living investors. We refer to these as the “Worthy Fintech Platform.” These solutions have been expanded to offer the same and improved technology solutions to purchasers of our SL Preferred Shares. We “white label” sublicense the rights to use the Worthy Fintech Platform from WWI pursuant to the terms of a Technology License Fee Agreement between the parties, dated February 2024 (the “License Agreement”). Pursuant to the terms of the License Agreement we have the right to use the Worthy Fintech Platform in connection with the sale and management of “SEC Qualified preferred shares” (i.e. SL Preferred Shares). The license fee is $10.00 per registered user per year, payable by us to WWI. The term of the License Agreement is two years, with automatic one year renewals unless terminated by us or WWI on thirty days prior written notice. It is anticipated that any such technology license fees will be payable from operating revenue and not from proceeds of the offering.

The Worthy Wealth Website and Worthy Wealth App are operated by Worthy Wealth Management, Inc. (with the assistance of a WFI subsidiary pursuant to the terms of the license between WWI and WFI), and will solely include offerings by WWI, and its subsidiaries, including the Company.

For additional information please see the License Agreement, which is an exhibit to the offering statement of which this annual report forms a part. See “Where You Can Find More Information” appearing later in this annual report.

Worthy Wealth App

The Worthy Wealth App is designed to support the target market for our affiliated entities’ bonds and the SL Preferred Shares which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy Wealth App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a SL Preferred Share for $10. The Worthy Wealth App is available via the web at www.worthywealth.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, the Worthy Wealth App users download the application and simply link their bank account to the Worthy Wealth App. If engaging in the round-up feature, they connect their debit card or credit card to the Worthy Wealth App. Every time the user shops or completes any checking account transaction, the Worthy Wealth App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in the SL Preferred Shares. The user’s bank accounts are monitored and the money is transferred via ACH once the round up amounts reach $10.00. Users can also make one time or recurring purchases of SL Preferred Shares.

The Worthy Wealth App provides a link to the Company’s Offering Circular regarding the offering.

As conditions to investing in SL Preferred Shares in the offering, each investor must take the following actions:

● Represent that the investor is at least 18 years of age;

●Provide the Company with the investor’s bank account information, which information is verified by a third party;

●Provide the Company with the investor’s name, contact information, and social security number;

● Represent whether the investor is an accredited investor or a non-accredited investor;

●With respect to non-accredited investors, represent that they have reviewed, and will comply with, the limitations on investment amounts under Regulation A offerings.

23

Item 3.	Directors and Executive Officers

The following table provides information on our current executive officers and directors:

Name	Age	Positions
Sally Outlaw	62	President, Chief Executive Officer, and Director
Alan Jacobs	83	Executive Vice President, Chief Operating Officer, and Director
Jungkun Centofanti	58	Senior Vice President, and Chief Administrative Officer

Sally Outlaw serves as a member of our Board of Directors, as Chief Executive Officer and President. She also serves in various officer and director roles for WWI, WFI, and their subsidiaries where she engages in defining long-term strategy, product development and implementing the company vision. From October 2010 to December 2015, she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw was also president and CEO of Peerbackers LLC, formerly an inactive SEC-registered investment advisor and a wholly owned subsidiary of WFI prior to the voluntary dissolution of Peerbackers LLC on January 16, 2021. Ms. Outlaw holds a Series 65 license as a Registered Investment Advisor and is also a licensed real estate broker. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984. Ms. Outlaw brings extensive knowledge and experience in the financial industry which we believe will be of great value to the Company.

Alan Jacobs serves as a member of our Board of Directors, and as our Executive Vice President and Chief Operating Officer. He also serves in various officer and director roles for WWI, WFI, and their subsidiaries. Prior to joining the Worthy companies, he had been engaged as a business consultant for various early-stage companies. From 2016 to 2018, Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning, and corporate development. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966.

Jungkun (“Jang”) Centofanti serves as our Senior Vice President and Chief Administrative Officer. She also serves in various officer and director roles for WWI, WFI, and certain of their subsidiaries. Ms. Centofanti has more than 30 years of operational and management experience, which we believe will be of great value to our Company. From September 2016 to July 2018, she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration and marketing. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

24

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation, or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Compensation of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. As described earlier in this annual report under “Management – Management Services Agreement with Worthy Wealth Management,” Under the terms of the Management Services Agreement, WWMI agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to WWMI. Pursuant to the Management Services Agreement, the Company agreed to reimburse WWMI for the costs incurred by WWMI in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse WWMI under the Management Services Agreement. The reimbursement amounts payable to WWMI by the Company will accrue until the Company can make reimbursement payments to WWMI from the proceeds of the offering allocated to working capital. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by WWMI in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by WWMI based upon the amount of time they devote to us, as well as an allocation of our office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by WWMI in paying for the staff and office expenses for the Company under the Management Services Agreement and as WWMI has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by WWMI. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

25

Item 4.	Security Ownership of Management and Certain Security holders.

100% of the Company’s issued and outstanding securities are owned by its parent company WWI. The following table sets out, as of June 30, 2025, the voting securities of WWI that are beneficially owned by the executive officers and directors, and other persons holding more than 10% of any class of the WWI’s voting securities, or having the right to acquire those securities.

Name and Address of Beneficial Owner(1)	Title of Class of Stock	Amount	Nature of Beneficial Ownership	Percentage of Class
Sally Outlaw	Common Stock	1,803,000 shares	Direct	58.0%
Alan Jacobs	Common Stock	1,006,000 shares	Direct	32.0%
Jungkun “Jang” Centofanti	Common Stock	202,500 shares	Direct	7.0%
James Eichman	Common Stock	12,500 shares	Direct	*
Christopher Carter	Common Stock	12,500 shares	Direct	*
All WVI officers and directors as a group (seven persons)	Common Stock	3,036,500 shares	N/A	97.0%

(1) The business address for the shareholders listed is One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, FL 33487.

* Less than 1%.

26

Item 5.	Interest of Management and Others in Certain Transactions.

In February 2025, we entered into the Management Services Agreement with WWMI. WWMI was established on February 7, 2024 as part of the internal reorganization of the operations of our parent, WWI. This operational restructure was undertaken as a cost-sharing effort to more efficiently utilize personnel throughout the Worthy group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by WWMI.

Under the terms of the Management Services Agreement, WWMI agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, as well as other common expenses of the Worthy group of companies, subject to such written direction provided by the Company to WWMI.

Pursuant to the Management Services Agreement, the Company agreed to reimburse WWMI for the costs incurred by WWMI in paying for the staff and office expenses for the Company as well as other common expenses of the Worthy group of companies under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse WWMI under the Management Services Agreement. The reimbursement amounts payable to WWMI by the Company will accrue until the Company can make reimbursement payments to WWMI from the proceeds of the offering allocated to working capital.

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by WWMI in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by WWMI based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by WWMI in paying for the staff and office expenses for the Company under the Management Services Agreement and as WWMI has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by WWMI.

There will be no fees under the Management Services Agreement.

The initial term of the Management Services Agreement will end in February 2028, unless automatically renewed for successive one year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

For additional information please see the Management Services Agreement, which is an exhibit to this Annual Report.

Item 2. Other Information.

None.

27

Item 3. Financial Statements.

Worthy Wealth Senior Living, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Worthy Wealth Senior Living, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Worthy Wealth Senior Living, Inc. (the “Company”) as of June 30, 2025, and the related statements of operations, changes in shareholders’ equity, and cash flows for the period from December 3, 2024 (inception) to June 30, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from December 3, 2024 (inception) to June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended June 30, 2025, the Company has not yet generated any revenue and has no operating history with a net loss and cash provided by operating activities of approximately $31,000 and $22,000, respectively, for the period from December 3, 2024 (inception) to June 30, 2025. The Company also had an accumulated deficit of approximately $31,000 as of June 30, 2025.These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate. We determined that there were no critical audit matters.

We have served as the Company’s auditor since 2025.

Coral Springs, Florida

October 28, 2025

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO: 1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA: 3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053 www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

Worthy Wealth Senior Living, Inc.

Balance Sheet

June 30, 2025

ASSETS

Assets
Cash	$584,623
TOTAL ASSETS	$584,623

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities
Accounts payable	$49,406
Accrued expenses	3,708
Dividends payable - preferred stock	2,253
Due to related parties	5,352
Total Liabilities	60,719

Commitments and contingencies (Note 6)

Shareholders’ Equity
Common stock, par value $0.001, 100 shares authorized, and 100 shares issued and outstanding	-
Preferred stock, par value $0.001, 7,500,000 shares authorized and 55,677 shares issued and outstanding	56
Additional paid-in capital	554,561
Accumulated deficit	(30,713)
Total Shareholders’ Equity	523,904

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$584,623

The accompanying notes are an integral part of this financial statement.

F-3

Worthy Wealth Senior Living, Inc.

Statement of Operations

For the Period from December 3, 2024 (Inception) through June 30, 2025

Operating Revenue	$-

Cost of Revenue	-

Gross profit (loss)	-

Operating expenses
General and administrative expenses	121,741
Compensation and related expenses	4,972
Sales and marketing expenses	4,000
Total operating expenses	130,713

Other Income	100,000

Loss from operations	(30,713)

Provision for income taxes	-

Net loss	$(30,713)

Net income per common share - basic and diluted	$(307.13)
Weighted average number of shares outstanding - basic and diluted	100

The accompanying notes are an integral part of this financial statement.

F-4

Worthy Wealth Senior Living, Inc.

Statement of Changes in Shareholders’ Equity

For the Period from December 3, 2024 (Inception) through June 30, 2025

	Common Shares	Common Stock, Par	Preferred Shares	Preferred Stock, Par	Additional Paid in Capital	Accumulated Deficit	Total

Balance at December 3, 2024	-	$-		$-	$-	$-	$-

Common shares granted	100	-	-	-	-	-	-

Preferred stock issued for cash	-	-	55,677	56	556,814	-	556,870

Dividends payable	-	-	-	-	(2,253)	-	(2,253)

Net loss	-	-	-	-	-	(30,713)	(30,713)

Balance at June 30, 2025	100	$-	55,677	$56	$554,561	$(30,713)	$523,904

The accompanying notes are an integral part of this financial statement.

F-5

Worthy Wealth Senior Living, Inc.

Statement of Cash Flows

For the Period from December 3, 2024 (Inception) through June 30, 2025

Cash flows from operating activities:
Net loss	$(30,713)
Adjustments to reconcile net loss to cash provided by operating activities:
Changes in working capital items:
Accounts payable	49,406
Accrued Expenses	3,708

Cash provided by operating activities	22,401

Cash flows from financing activities:
Preferred stock issued for cash	556,870
Due to related parties	5,352

Cash provided by financing activities	562,222

Net change in cash	584,623

Cash at beginning of period	-

Cash at end of period	$584,623

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$-
Cash paid for taxes	$-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

Dividends Payable - Preferred Stock	$2,253

The accompanying notes are an integral part of this financial statement.

F-6

WORTHY WEALTH SENIOR LIVING, INC.

Notes to the Financial Statements

For the Period from December 3, 2024 (Inception) through June 30, 2025

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Wealth Senior Living, Inc., a Georgia corporation, (the “Company,” “WWSL”, “we,” or “us”) was founded on December 3, 2024. This early-stage company will primarily invest in, purchase and resell senior living facilities.

We are a wholly owned subsidiary of Worthy Wealth, Inc. (“WWI”) which utilizes a fintech platform and mobile app (the “Worthy Wealth App”) that allows its users to digitally purchase “SL Preferred Shares.” Purchases can be made in several ways including by rounding up the users’ debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase SL Preferred Shares from the Company. WWI also owns its proprietary website allowing direct purchases of SL Preferred Shares (collectively the “Worthy Fintech Platform”).

The Company’s year-end is June 30.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the period ended June 30, 2025, the Company has not yet generated any revenue and has no operating history with a net loss and cash provided by operations of approximately $31,000 and $22,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company is filing a Form 1-A Regulation A Offering Statement which allows the Company to raise funds.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents

Cash includes checking accounts. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At times, such investments may be in excess of FDIC insurance limits. As of June 30, 2025, we were in excess of the FDIC limits. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents. There were no cash equivalents on June 30, 2025.

F-7

WORTHY WEALTH SENIOR LIVING, INC.

Notes to the Financial Statements

For the Period from December 3, 2024 (Inception) through June 30, 2025

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash. The carrying amount of this financial instrument equals fair value.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Revenue Recognition

We will recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We will generate revenue primarily through interest earned.

We will also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which will all be included in other income (expense) in the statement of operations.

Allocation of expenses Incurred by Affiliate on Behalf of the Company

Costs incurred by our affiliate will be allocated to the Company for the purposes of preparing the financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

F-8

WORTHY WEALTH SENIOR LIVING, INC.

Notes to the Financial Statements

For the Period from December 3, 2024 (Inception) through June 30, 2025

Management believes that the statements of operations will include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results, or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to it’s financial position.

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company will not be subject to additional tax, penalties, and interest as a result of such challenge.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net, income (loss) by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity on June 30, 2025. The preferred shares are not anti-dilutive as they are not convertible into common shares and are non-voting.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its financial statements.

Segment reporting policy

In November 2023, the FASB issued Accounting Standards Update 2023-07 – Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company adopted ASU 2023-07 for the annual period ending June 30, 2025.

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”) and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Secured Lending. The Company’s operations include making loans and collecting interest, all of which are managed centrally.

The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

F-9

WORTHY WEALTH SENIOR LIVING, INC.

Notes to the Financial Statements

For the Period from December 3, 2024 (Inception) through June 30, 2025

NOTE 5. INCOME TAXES

For the period ended June 30, 2025, the income tax provision for current taxes was $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. There were no deferred tax assets or deferred tax liabilities recorded for the period ended June 30, 2025.

The components of the net deferred tax assets for the period ended June 30, 2025, are as follows:

Period ended June 30, 2025
Net Operating Loss Carryforward	$(7,555)
Less: Valuation allowance	7,555
Net deferred tax assets	$-

The Company has recorded a valuation allowance against the entire net deferred tax asset, as management believes it is more likely than not that the Company will not be able to benefit from the net deferred tax asset.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the period ended June 30, 2025, and the actual tax provisions for the period ended June 30, 2025.

2024

Expected provision (benefit) at statutory rate	(21.0)%
State taxes	(3.6)%
Increase in valuation allowance	24.6%
Total provision (benefit) for income taxes	0.0%

NOTE 6. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

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NOTE 7. EQUITY

The Company has authorized 100 shares of common stock. On December 3, 2024, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $100 to WWI. WWI is the sole shareholder of the Company’s common stock.

Series A Preferred Stock

As of June 30, 2025, the Company designated 7,500,000 shares of Series A Preferred Stock. The Company subsequently issued 55,677 shares of Series A Preferred Stock (the “Preferred Stock”) to third-party investors in exchange for $556,870. The Preferred Stock has a par value of $0.001 per share and a stated value of $10 per share.

The initial Dividend shall be payable on the one year anniversary date of the Initial Issuance Date, and thereafter quarterly, in arrears. As of June 30, 2025, dividends in the amount of $2,253 were in arrears and unpaid.

The Preferred Stock is perpetual in nature and will remain outstanding indefinitely unless a redemption event is triggered by a sale of real estate. Upon the sale of a real estate investment, Worthy Wealth is required to redeem a pro rata portion of the Preferred Stock. In connection with such redemption, holders are entitled to receive (i) their stated value, (ii) any accrued but unpaid dividends, and (iii) 60% of the profit realized on the sale of the real estate investment.

Although the Series A preferred stock is redeemable, it is contingent upon an uncertain future event that is within the control of the Company. Accordingly, it has been presented as permanent equity in the Company’s balance sheet as of June 30, 2025.

Dividends on the Preferred Stock accrue at a rate of 5% per annum for the first three years from issuance, and 7% per annum thereafter. Dividends are payable annually.

The Preferred Stock is not convertible into any other class of equity securities and carries no voting rights.

NOTE 8. OTHER INCOME

The Company also received a contribution of $100,000 from a third party to assist the Company in funding its pre-operational organization expenses. This contribution, from a non-equity owner, was not to be paid back and was not for future services and therefore was recorded as other income.

NOTE 9. SUBSEQUENT EVENTS

The Company has evaluated these financial statements for subsequent events through October 28, 2025, the date these financial statements were available to be issued. Management is not aware of any events that have occurred subsequent to the balance sheet date that would require adjustment to, or disclosure in the financial statements.

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PART III – EXHIBITS

Index to Exhibits

Number	Exhibit Description
2.1*	Articles of Incorporation, filed December 3, 2024
2.2*	Amended and Restated Articles of Incorporation, filed February 07, 2025
2.3*	Articles of Amendment to Articles of Incorporation, filed March 10, 2025
2.4*	Bylaws
4.1*	Form of Investor Agreement
4.3*	Form of Auto-Invest Program
6.1*	Management Services Agreement
6.2*	Technology License Agreement

* Previously Filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in Alpharetta, Georgia, on October 28, 2025.

Worthy Wealth Senior Living, Inc.

October 28, 2025	By:	/s/ Sally Outlaw
Sally Outlaw, President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Annual Report has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sally Outlaw	President, Chief Executive Officer and Director	October 28, 2025
Sally Outlaw

/s/ Alan Jacobs	Chief Financial Officer, Secretary and Director	October 28, 2025
Alan Jacobs

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